EXHIBIT 12. STATEMENT RE:  COMPUTATION OF RATIO OF
EARNINGS FROM CONTINUING OPERATIONS TO FIXED CHARGES
(Dollars in Millions)

                                                      Years Ended December 31,
                                  --------------------------------------------------------------

                                    1998         1997          1996          1995         1994
                                  --------     --------      --------      --------     --------
Consolidated Pretax
   Income from Continuing
   Operations before
   Extraordinary Item........     $2,665.0     $2,901.1      $2,131.3      $1,866.6     $1,693.3

Interest from Continuing
   Operations and Other
   Fixed Charges.............        198.3        253.1         323.8         323.9        128.7

Less Interest Capitalized
   during the Period from
   Continuing Operations.....        (17.0)       (20.4)        (35.8)        (38.3)       (25.4)
                                  --------     --------      --------      --------     --------

Earnings.....................     $2,846.3      $3,133.8     $2,419.3      $2,152.2     $1,796.6
                                  ========      ========     ========      ========     ========

Fixed Charges/(1)/...........     $  200.5      $  256.8     $  328.5      $  323.9     $  128.7
                                  ========      ========     ========      ========     ========

Ratio of Earnings to
   Fixed Charges.............         14.2          12.2          7.4           6.6         14.0
                                  ========      ========     ========      ========     ========


/(1)/ Fixed charges include interest from continuing operations for all years presented and beginning in 1996, preferred stock dividends.